Exhibit T3B.9

REPERTOIRE No. 21,947-2014

CONSTITUTION OF JOINT STOCK COMPANY

EMECO HOLDINGS SOUTH AMERICA SpA

Santiago de Chile, December 29, two thousand fourteen before me, IVÁN TORREALBA ACEVEDO, Chilean, married, lawyer and Notary Public Owner of the Thirty-Third Notary of Santiago, national identity card three million four hundred and seventeen thousand nine hundred ninety dash five, domiciled at Huérfanos number Nine hundred and seventy-nine office five hundred one, in the community of Santiago, appear: Mr. TASMAN BARRY DYKES, Australian, married, manager, identity card for foreign number twenty-four million five hundred twenty-one thousand seven hundred nine dash nine, in representation, as shall be proven, of EMECO HOLDINGS LIMITED, a company constituted and existing in accordance with the laws of Australia, Unique Tax Identification number fifty-nine million one hundred seventy-eight thousand dash K, both domiciled for these purposes, at Nueva Tajamar four hundred eighty-one, North Tower, twenty-first floor, Las Condes, Santiago, the appearing party of adult age, who proves his identity with the aforementioned identity card, and states: FIRST: Through this instrument, EMECO HOLDINGS LIMITED, duly represented as stated at the hearing, comes to constitute a Joint Stock Company under Articles 424 and following, of the Commercial Code, whose company bylaws shall be governed as stated below and by the eighth paragraph of Title VII of Book II of the Commercial Code; and, additionally, in the absence of this statute and that paragraph of the Commercial Code, and only in that which is not contrary to their nature, through the rules applicable to closely held corporations: FIRST ARTICLE: Name. The name of the Company is “EMECO HOLDINGS SOUTH AMERICA SpA.” ARTICLE TWO: Address. The Company shall have its home for this purpose in the city of Santiago, notwithstanding being able to establish agencies or branches elsewhere in the country or abroad. ARTICLE THREE: Purpose. The company shall have, as its purpose, to invest and obtain capital income from all types of personal, tangible or intangible assets and rights in all types of companies, whether civil or commercial, national or foreign, communities or associations and all kinds of bonds or securities, in addition to providing financial advisory services to both domestic and foreign companies, related or not. The company may also dispose of all kinds of personal, tangible and intangible property, take part in other companies, modify and take over the administration of the same, and develop other types of activities complementary to the Company’s line of business. ARTICLE FOUR: Capital and Shares. The social capital amounts to seventy million fifty-eight thousand two hundred and three dollars and eighty-one cents of the United States, divided into two thousand two hundred nineteen common shares, nominative and with no par value, which are subscribed and paid as prescribed in this bylaw. Each share gives the right for one vote. FIFTH ARTICLE: Titles. The shares shall be issued without printing physical sheets of the respective titles. The Manager of the Company, at the request of any of the shareholders, shall issue a certificate proving ownership, number of shares and pledges or other encumbrances on them, where appropriate, that are duly registered in the Shareholders Registry. SIXTH ARTICLE: Rights of unpaid shares. All shares issued by the Company, even those whose value is not fully paid, shall give the same rights to their holders, except for the participation that corresponds to them in company benefits and in the capital returns, cases that shall concur in proportion to the paid part. SEVENTH ARTICLE: Communities. Should one or more shares belong jointly to several persons, the co-owners shall be required to designate a single representative of all of them to act as one shareholder to the Company. EIGHTH ARTICLE: Capital Increase. If capital is increased through the issuance of paid shares, the value of these can be entered in cash or other assets. The social capital increases shall be agreed by shareholders at a shareholders’ meeting with the agreement of a majority of the issued shares with voting rights, whose minutes must be notarized or reduced to public deed. Notwithstanding the foregoing, the unanimity of the shareholders may be agreed directly through public deed or private instrument authorized by a notary public and notarized by it. The social capital and subsequent increases must be fully subscribed and paid within the term of three years from the date that is agreed. After this deadline, the capital shall be reduced to the amount actually subscribed and paid. Unless otherwise agreed at a Shareholders’ Meeting, the paid shares to be issued shall not be preferentially offered to the shareholders. NINTH ARTICLE: Capital Decreases. Decreases in social capital shall be agreed upon at a shareholders’ meeting, with the affirmative vote of two thirds of the shares with voting rights issued by the Company. Notwithstanding the foregoing, the shareholders may unanimously agree directly by public deed or private instrument authorized by a notary public and notarized by it. TENTH ARTICLE: Bylaws modifications. The provisions of these bylaws may be amended by agreement of the a shareholders’ meeting, with the affirmative vote of a majority of the issued shares with voting rights, except the modification indicated in the preceding clause, for which it shall require the same quorum there indicated. The minutes of said meeting must be notarized or reduced to public deed. Notwithstanding the foregoing, the unanimity of the shareholders may be agreed directly by public deed or private instrument authorized by a notary public and notarized by it. ELEVENTH ARTICLE: Responsibility of shareholders. Shareholders shall be liable only up to the amount of their contributions. TWELFTH ARTICLE: Transfer of Shares. Shares may be freely transferred by shareholders. The Company does not recognize percentages or a maximum number of shares that each of its shareholders may individually have. Subscription and transfer of the shares must be held in accordance with the rules applicable to closely held corporations. THIRTEENTH ARTICLE: Administration. The administration of the company, the use of the company name and its judicial and extrajudicial representation shall correspond to the administrator or administrators appointed in the second transitory article, who may act jointly or separately, they shall have the broadest powers of administration and disposition of assets, which shall be exercised through the administration delegate or delegates appointed through public deed or private instrument authorized before a Notary and notarized by it, registered in the margin of the company registration in the Trade Registry of the Real Estate Conservative. The administration delegate shall be authorized to represent the company in the terms listed below from the date of the public deed in which it is appointed, even before the note is made in the margin of the Company registration in the respective Trade Registry. Notwithstanding the above, it is stated for the record that the administration delegates that the members appoint in the future, in accordance with the provisions of these bylaws, shall be deemed authorized to manage the company, make use of its company name and legally represent them from the date of the corresponding deed or instrument, and thereafter may be revoked by public deed or private instrument authorized before a Notary and notarized by the same, of which a note must be made in the margin of the Company registration of the respective Trade Registry of the Real Estate Conservative. The managing partners as well as the administration delegate may delegate certain powers to third parties. Notwithstanding the provisions of this clause, those appointed as administrators for it or subsequent deeds, shall not be considered as statutory administrators, so they may be revoked by public deed or private instrument before an authorized notary and notarized by the same, of which a note must be made in the margin of the Company registration of the respective Trade Registry of the Real Estate Conservative, without the need to reform the company bylaws. Both the administrators and their delegate or delegates, unless expressly limited in the title of the delegation in these cases, shall be vested with all the powers of administration and disposition to act on behalf of the company putting their names and signatures to the company name in all issues, business, operation, management, performance, judgment, act or contract, whether it relates or not to the company purpose, a fact which, moreover, shall not be necessary to prove to third parties. Especially, both the administrators and their delegate or delegates, except as expressly limited in the title of the delegation in these cases, without this list being limited, may: (a) execute, with the broadest powers, all kinds of events, contracts, conventions, agreements, meetings and modifications of any kind relating to the company’s line of business, whether they fall on all kinds of companies, communities or earmarked funds, or on the shares, quotas or other forms of participation therein; (b) Execute, with the broadest powers, all types of acts, contracts, conventions and agreements on assets, tangible or intangible, movable or immovable; for the purpose that it may enter into them, modify them, dismiss them, evict them, cancel them, rescind them, extend them, dissolve them, renew them, novate them, revoke them, renounce them and finish them and, in general, exercise and/or waive all rights, obligations and actions arising therefrom; be they acts or contracts, named or unnamed, real, solemn or consensual, final or preparatory, or any other legal or conventional categorization. (c) acquire, purchase, sell, exchange, dispose of and transfer, encumber, give and take on lease, loan, deposit or concession, give up enjoyment, management or exploitation or in any other form of temporary enjoyment, all kinds of movable or immovable property, tangible or intangible or rights thereon; constituting upon them all kinds of real, principal or guarantee rights. (d) guarantee in any way all kinds of real property, social property or property of third parties, tangible and intangible, whether to ensure company obligations or those of third parties; and especially giving and receiving real estate in mortgage, even with a general guarantee clause, postpone it, release it, divide it and serve it; encumber company real estate or of third parties with its goods, easements, prohibitions, rights of use, enjoyment or habitation or other real guarantees, and limit them, whether or not the guaranteed obligation is expired. (e) Give and receive any kind pledge, of any nature, all kinds of personal assets, whether stocks, bonds, securities, debentures, titles of credit, investment or debt, rights and other tangible or intangible assets; postpone them, cancel them and serve them, whether to ensure company obligations or those of other natural persons or legal entities. (f) Accept or constitute in favor of the company all kinds of real or personal guarantees, without exception; constitute the grantor in guarantor and joint debtor of all kinds of obligations to banks or other lending institutions or individuals, and to grant other personal guarantees for those same obligations. Lift, divide, postpone and limit those guarantees; constitute encumbrances of any nature to guarantee price balances on the assets that were acquired or disposed of. (g) Operate extensively in the capital and investment market; acquire and sell rights in mutual funds of any kind; buy, sell and trade in any form promissory notes, bills of exchange and other orders of payment, adjustable mortgage securities, rights, securities, shares, debentures, bonds, public or private trade bills, titles of credit, debt or investments or others, whether registered, order or bearer, whether they are issued by the state or by foreign or national individuals; generally perform, with broad powers, all kinds of operations with documents whether commercial or not. (h) Agree on penalty clauses, estimates of damages and/or fines for or against the company; agree to and accept conditions, deadlines or other terms, and in general, agree on all kinds of covenants or stipulations, in all kinds of contracts and agreements, whether or not covered by the law, and which are of its essence, intrinsic or merely incidental, being able to, for that purpose, subscribe to the public or private documents that are relevant; set individualizations, area and boundaries;

set pricing, forms and times of delivery and payment, interest, incomes and adjustments; assign and transfer credits or other rights and obligations, whether registered, order or bearer, and accept such assignments; make and accept deposits, ordinary or special, necessary or voluntary, and in seizure; agree on disposal bans; agree on solidarity, both active and passive, and indivisibility. (i) collect and receive in or out of court, as owed to the company, for any reason, motive or concept, either in money, in kind, securities or otherwise, and seek, judicially or extrajudicially, the delivery of in property, whether in money, in kind, exchange or other form that the company is entitled to receive in a personal or real capacity; receive property in pretoria pledge and in antichresis; Pay, prepay and give in payment, in order to solve any obligation of the company, whether with individuals or through tax allowances, customs, semi fiscal or municipal affecting property or affairs of the corporation; receive and deliver, endorse, guarantee, compensate, compromise in or out of court, assign and transfer and, in general, extinguish, by any means, the obligations of the company; grant receipts, settlements and cancellations, lift in whole or in part of all kinds of real or personal guarantees that are extinguished as a result of payment of guaranteed obligations; grant acquittals and settlements; grant arbitrators arbitrators’ powers; waive and exercise actions such as annulment, termination, resolution and eviction, in general, exercise or waive all actions or rights that are incumbent on the company; demand accountabilities, object to them and approve them; subscribe, extend, modify and endorse all kinds of public or private documents, being able to formulate all statements it deems necessary in them. (j) Enter into contracts to organize, constitute, join or invest, through the acquisition of shares, of social rights or any other form, in companies of any type, whether civil, mining or commercial, from individuals, capital or others; represent the company with voice and vote in them; modify, split, merge, transform, dissolve (early or not), request its settlement and carry it out, and in general exercise all the rights that the grantor may have in the companies of which it is a partner, shareholder, manager, liquidator or administrator; agree on company bylaws or amendments thereto and establish their essential clauses, intrinsic or merely incidental; dispose of the shares or rights that the grantor owns; participate in shareholders’ meetings, ordinary and extraordinary, set the purpose of said meetings and make any deal, including the sale or disposition of all or part of the assets or the creation of security rights in all types of property; collect and receive dividends, withdrawals of profits, returns of capital or other distributions. (k) To represent the company, with voice and vote, in all the communities, cooperatives, associations, corporations, foundations, private organizations or legal entity of any type, inside or outside the country in which the company has participation or interest, though not pecuniary, with the power to intervene in meetings, assemblies, committees and other bodies of such entities, as applicable under law, bylaw or agreement which governs them, and to exercise all the rights that correspond to the company as well as request its incorporation, withdraw or partition if it is a community. (l) To represent the company and appear before all kinds of political and administrative authorities in the country or abroad, whether public, semipublic, autonomous administration, tax, customs, judicial, monetary, municipal or any other kind, and to any individual of public or private right, public services, private institutions or agencies of any nature, in order to apply for permits, patents, registrations or records needed; the administrator may submit all kind of applications and enforce the administrative resources, being able to sign all the documents and legal statements necessary as well as modify and withdraw them, whether mandatory or not. (m) Approve the general rules to which to the company’s operations and its internal policies must adhere to and monitor compliance with; recruiting the staff of the company and set their salaries or fees, duties, and obligations destinations and claim its compliance, being able to enter into for that purpose, work, individual or collective contracts and collective agreements; contract professional or technical services; suspend, modify, evict or terminate, in any way, contracts entered into under this letter, being able to sign certificates of agreement and settlements, accept resignations, and generally carry out all acts and contracts directly or indirectly related to the application of company laws, work and social security. (n) invest monies of the company, entering into for this purpose, and on its behalf, all necessary contracts with all kinds of natural persons or legal entities, in public or private right, in any form of investment or savings that exists or is established in the future, in Chile or abroad, adjustable or not, short, medium or long term, demand, time or conditional, secured or unsecured. (ñ) Enter into mutual contracts on all kinds of property; transport in all its forms; commission and brokerage; transaction, distribution, agency and representation; enter into insurance contracts, with power to assign, endorse, transfer and cancel policies, agree on premiums, set risks, and stipulate terms and other conditions; approve or challenge claims settlements; collect compensation and receive its value; enter into contracts of preparation of materials works in movable and real estate assets; leasing services; or grant, or seek or apply for public or private proposals and records of contractors; and generally enter into any other contract or agreement, as stated in previous letters. (o) Self-contract, being able to carry it out in relation to any act or contract entered into in the representation that it invests. (p) Request, for the company, administrative concessions of any nature and purpose, on any kind of property. (q) To represent the company, before domestic or foreign, private, state, mixed or international banks and institutions, Banco del Estado de Chile and before any other financial or credit entity, with the broadest powers that may be required; celebrate all kinds of banking operations with them in national or foreign currency; contract and close bank accounts, whether current, deposit, savings or credit, in Chile or abroad, and manage them. Both administrators and their delegates, unless otherwise limited in the degree of delegation in the these cases, have all the powers inherent to the holder of the current account and in particular may withdraw and overdraw on them, allow current account debits, make deposits (either in cash or securities, time or demand) or suspend such deposits, obtaining lines of credit or overdraft, purchase and cancel check stubs or loose checks, request, approve or object to balances or monthly statements of bank accounts or operations held with the financial institution; Subscribe, withdraw, accept, deposit, charge, protest, cancel, endorse in domain, discount, collection, guarantee or in any other form, revalidate, give notice of non payment and revoke them, regarding checks of the company or third parties, whether registered, order or bearer; They may also give instructions to financial institutions and commit them commissions of trust; contract and open letters of credit in local or foreign currency; take out and endorse bank guarantee certificates and bankers drafts; lease safety deposit boxes, open and terminate their lease; and placing and removing securities in custody or guarantee. (r) give and take money on loan of any kind, in national or foreign currency, secured or unsecured, with or without interest, short, medium or long term, in the form of mutuals, advances against acceptance, overdrafts, credits in current account, documentary credits, opening of credit lines and any other type of transactions, whether credit, money credit or obligations of money, to which law eighteen thousand and ten and its amendments refers, in any form and conditions, being able to, for that purpose, sign and accept the loan agreements, promissory notes or bills of exchange and any other commercial, public or private instruments, as necessary. (s) Enter into all kinds of transactions related to the contract of change, particularly withdraw, take out, subscribe, re-subscribe, accept, reaccept, renew, novate, revalidate, extend, endorse domain, collect, guarantee or in any other form, discount, guarantee, deposit, protest, collect, cancel, transfer, extend, negotiate, and in any form of promissory notes, bills of exchange, bankers drafts, certificates of deposit, credit, debt, investment or other order of payment and other trade bills, whether registered, order or bearer, in national or foreign currency, and exercise all the shares corresponding to the Company in relation to such documents; conduct foreign exchange operations and all kinds of transactions in foreign currency, buying and selling currencies, including forward currency sale or any other operation. (t) Conduct all kinds of foreign trade, import and export all kinds of goods and services; authorize current account debits related to foreign trade; represent the company in the actions to be fulfilled before the Central Bank of Chile or other entities, in relation to foreign trade; submit and sign export or import records, related applications, affidavits, explanatory letters and all kinds of documentation that are required by the Central Bank of Chile or other authorities, whether to comply with the rules contained in the Compendium of Foreign Exchange or other legal or regulatory provisions; take out bank guarantee certificates and endorse bank guarantee policies in cases where such guarantees may be appropriate and request the return of such documents; deliver, withdraw and endorse bills of lading, request modification of the conditions under which a particular transaction has been authorized; sign policies, manifestos and records, items in books, receipts, endorsements, free passes, clearances, bonds and all other tax documents required for the dispatch of ships, aircraft and or property consigned to the company or firms who it is an agent or representative of; sign documents for offenses resulting from loss, failure and omission of procedures in the dispatch of packages or cargo arrivals to national customs; represent the company before the customs authorities and request the necessary permits to remove property from customs; and generally, perform all acts and take all actions aimed at compliance with this authority. (u) Request the registration of the intellectual or industrial property; perform all acts designed to protect or renew these records; Agree on operating licenses or royalties from any of these properties, in any way in which they are expressed and celebrate all contracts relating thereto, and generally perform any action to protect intellectual or industrial property of the company. (v) Deliver and remove from the post office, telegraph, fax, telex, customs, or public or private companies of air, land or sea transport, all kinds of mail, certified or not, postal or telegraph parts, money orders, refunds, parcels, packages or others, aimed at the company or issued by it, being able to empower third parties under its sole signature to fulfill this commitment. (w) Represent the company in and out of court; in the judicial sphere shall have the powers included in both paragraphs of article seven of the Code of Civil Procedure, which are to be considered as fully reproduced in this instrument; this representation shall be to exercise all the actions of any nature, that apply to a company and to appear before all the courts whether ordinary, customs, administrative, tax, special, arbitration or otherwise, in the country or abroad, whatever the nature of management or judgment or intervention of the company, whether as plaintiff, defendant, contributing or exclusive third party, or otherwise; under this representation, it may appoint legal representatives with ordinary and extraordinary powers of injunction, that it so determines. (x) Represent to the IRS and/or General Treasury of the Republic, with all kinds of applications, reports and other documentation that may be necessary, withhold, report, pay and rectify all kinds of taxes, collect and receive all that is owed to any title, present all kinds of administrative petitions and/or applications for remission of penalties and interest and withdraw from their demands and enter into agreements with them. (y) grant general or special mandates, civil or commercial, and revoke them, delegating the powers conferred upon it, and resume all or part of the present power as often as deemed appropriate; third parties may only grant special powers for certain acts and negotiations; the powers granted may contain the authorization to delegate in turn or revoke such powers or delegations; the powers may be held by one or more persons, jointly or individually, or in a commission. FOURTEENTH ARTICLE: Shareholders’ Meetings. There shall be no distinction between ordinary and extraordinary shareholders’ meetings. The shareholder meeting matters are the same as established by Law eighteen thousand forty-six, to the extent that they are not modified by this bylaw and agreed with the quorum indicated therein, unless the present bylaw provides otherwise. In any case, the provisions of the final paragraph of article fifty-seven of law eighteen thousand and forty-six do not apply. FIFTEENTH ARTICLE: Summons. The summons to the Shareholders’ meeting shall be carried out by means of a notice sent by mail to all shareholders entitled to participate in it. In case it cannot give notice in said manner, it shall give notice through registered letter to the address that the shareholders have registered in the company. Those meetings in which all of the issued shares with voting rights attend may be validly held, even when the formalities required for its call and summons have not been complied with. SIXTEENTH ARTICLE: Call. The meetings shall be called by the administration of the Company provided that, in their view, it is justified in the interests of the Company, or when requested by shareholders representing at least twenty five percent of the issued shares entitled to vote, expressing in the request the matters to be discussed at the meeting. Meetings called under the request of shareholders must be held within thirty days of the date of such request. SEVENTEENTH ARTICLE: Summons. The summons to Shareholders shall be made by means of a notice sent by mail to all shareholders entitled to participate in it; if it cannot give notice as mentioned, notice shall be given by registered letter sent to the address that the shareholders have registered in the company. Those meetings in which all of the issued shares with voting rights attend may be validly held even when the formalities required for the summons have not been fulfilled. Eighteen Article: Constitution of the Meetings. The Shareholders’ meetings shall be constituted, on the first call, with an absolute majority of the issued shares with voting rights who are present or represented. On the second call, they shall be composed of the shares that are present or represented, whatever their number. The notices of the second summons may be sent only once the Board failed to be held on the first call and, If anything, the new Meeting shall be summoned to be held within fifteen days of the date set for the meeting not carried out. Meetings shall be chaired by the one who represents the largest number of shares present in it, and acting as Secretary, the person specially appointed for that purpose in each case. NINETEENTH ARTICLE: Participation. Only may participate in the meetings and exercise their right to voice and vote, the holders of shares registered in the Shareholders’ Registry at the inception of the respective Meeting. The manager or managers who are not shareholders may participate in the Meetings with voice. TWENTIETH ARTICLE: Minutes. The discussions and agreements of the Meetings shall be recorded in a minute book, which shall be brought by the Administration of the Company, or the person designated by the Administration for this purpose. The persons appointed for that purpose shall sign the minutes at each meeting, and from that moment, it shall be deemed approved being able to put the agreements consigned in it into effect. If any of the persons designated to sign the minutes considers that it suffers from inaccuracies or omissions, they shall be entitled to stamp the corresponding qualifications before signing it. TWENTY-FIRST ARTICLE: Account Inspectors and auditors. The appointment of external auditors and account inspectors shall not be required, unless so agreed at the shareholders’ meeting. In this case, the Shareholders may appoint one or more account inspectors and external auditors, in order to examine the accounting, inventory, balance sheet and other financial statements, who shall report in writing to shareholders upon compliance of its mandate. TWENTY-SECOND ARTICLE: Contracts with shareholders. The Company may freely contract with their shareholders. TWENTY-THIRD ARTICLE: Balance and distribution of profits and losses. The company shall carry out a general annual balance sheet of its operations that would close on the thirty-first of December of each year. The shareholders decide without restrictions about the fate of profits, being able to allocate them completely or partially to the formation of the funds that it decides. Shareholders registered in the shareholders’ registry on the fifth business day prior to the fixed payment date shall receive dividends. TWENTY-FOURTH ARTICLE: Duration. The company governs from this date and it shall last for five years, which shall be renewed tacitly for successive periods of five years each unless either of the partners states its will to terminate the company upon expiration of the initial term or any of its extensions, which should be done by public deed noted in the margin of the company registry at least six months before the respective maturity. TWENTY-FIFTH ARTICLE: Dissolution and Liquidation. The Company shall be dissolved by a Shareholders’ Meeting and other grounds established by law. It shall not be dissolved by joining all the shares in a single shareholder. Once the company is dissolved, if applicable, its liquidation shall be carried out. The liquidation of the company shall be carried out by agreement between the shareholders. If no agreement occurs between shareholders regarding how to proceed with the liquidation of company assets, it shall be performed by a liquidator appointed at the Shareholders’ Meeting who shall have the judicial and extrajudicial representation of the Company, and shall be vested with all the powers of administration and disposition that said meeting grants. The shareholders’ meeting to appoint the liquidator may determine that it be paid and fix the amount of remuneration it is entitled to. TWENTY-SIXTH ARTICLE: Communications. Communications between the company and its shareholders shall be made by email or registered letter sent to the address that the shareholders who have registered in the company, interchangeably. TWENTY-SEVENTH ARTICLE: Shareholders Registry. The company shall bring the registration that article four hundred thirty-one of the Commercial Code refers to, with the information and the way indicated in said provision. TWENTY-EIGHTH ARTICLE: Shares of its Own Issuance. The Company may acquire any title and hold shares of its own issuance, which must be sold within five years from the date of purchase. If they are not disposed of within this period, the share capital shall be reduced automatically and those shares shall be removed from the registry, thus reducing the number of shares into which the capital is divided. While the shares issued remain under the control of the Company, they shall not be counted for constituting a quorum at a shareholders meeting to approve amendments to the bylaws, nor have voting rights, dividends or preferences in subscription to capital increases. Twenty-Ninth Article: Arbitration. Any difficulties or disputes that may occur between the shareholders in their capacity as such, or between them and the Company or its administration or between the latter persons, whether during the term of the Company or in its liquidation, or even in the latter case with the liquidators, it shall be submitted to the knowledge and judgment of an arbitrator appointed by common agreement of the shareholders and the company. Should there be a failure to agree on its appointment the arbitrator shall be appointed by the ordinary courts, who must choose one member of the arbitral body of the Arbitration and Mediation Center of the Santiago Chamber of Commerce of Santiago AG. In both cases, the referee shall be entitled. In any case, the costs of arbitration shall be borne by the party that is defeated. FIRST TRANSITORY ARTICLE: Subscription and capital payment. The capital of the company is seventy million fifty-eight thousand two hundred and three dollars and eighty-one cents of the

United States, divided into two thousand two hundred and nineteen common shares, nominative and with no par value, to which the fourth permanent article of these bylaws refers, and which is fully subscribed and paid, hereby according to the following: a) EMECO HOLDINGS LIMITED, subscribes to seventy million fifty-eight thousand two hundred and three dollars and eighty-one cents of the United States, corresponding to one hundred percent of the share capital. By this act and in order to pay the subscribed capital, gives EMECO HOLDINGS LIMITED contributes to EMECO HOLDINGS SOUTH AMERICA SpA two thousand two hundred and nineteen shares of which it owns in ENDURO SpA, as recorded in public deed dated June 14 of two thousand and thirteen, signed before the Notary of Santiago of Ms. María Loreto Zaldívar, under the repertoire number ten thousand one hundred and forty of the same year, and published in the Official Newspaper on July 2 of that year. The two thousand two hundred and nineteen shares contributed by this act are at book value, valued at seventy million fifty-eight thousand two hundred and three dollars and eighty-one cents of the United States. This assessment corresponds to the tax value of those shares pursuant to Article forty-one of the Income Law. Those shares were registered in EMECO HOLDINGS LIMITED at the aforementioned tax value. It is expressly stated that EMECO HOLDINGS SOUTH AMERICA SpA shall register those shares of Enduro SpA to the same tax value indicated above, and that the contribution made by EMECO HOLDINGS LIMITED resulting from a reorganization of business groups, which reflects a legitimate business reason, complying fully with the provisions of Article sixty-four, fifth paragraph of the Tax Code. SECOND TRANSITORY ARTICLE: Administration. In this act herby is appointed, as administrator enabled to perform the corporate business name and representation of the company, being able to exercise individually and indistinctly the faculties indicated in the clause Thirteenth of this instrument, Mr. TASMAN BARRY DYKES, previously individualized. The administrator shall not be part of the company bylaws, se he may be revoked by means of public deed or private instrument authorized and legalized by a Notary Public, which shall be annotated in the Company’s registration in the Commerce Registry of the corresponding Real Estate Conservative, without need of amend the by-laws. THIRD TRANSITORY ARTICLE: The appearing hereby ratify the above and authorize the bearer of an authorized copy of this deed, or its extract, to request and sign the registration to be done at the Commerce Registry of the corresponding Real Estate Conservative and any other registrations, sub registrations and annotations of any nature that may be necessary, and to request the publication of such extract in the Official Gazette. Likewise, hereby powers of attorney are granted to Mr. MAURICIO ALEJANDRO

LÓPEZ LASTRA, national identity card number 12,722,762-4; Mrs. MARÍA IGNACIA MARTÍNEZ HURATDO, national identity card number 13,882,402-0; Mrs. MAGDALENA GONZÁLEZ BAWLITZA, national identity card number 15,382,348-0; Mr. MAXIMILIANO JOSÉ ROJAS CONEJERO, national identity card number 16,086,552-9; Mr. JAVIER ALEJANDRO HORMAZÁBAL CAMPUSANO, national identity card number 18,248,720-1; and Mrs. ITANIA VILLALÓN QUIROZ, national identity card number 16,693,638-1; so anyone of them, acting individually and indistinctly, may rectify or supplement the present instrument for the purpose that may correspond, or ratify subsequently the acting of the parties in it. The abovementioned individuals, acting according to the procedure described, will be able also, to perform any other presentation deemed necessary before any authority, being able to subscribe any document, by means of public deed or private instrument, statements, agreement or formality aimed to record and comply with the necessary requirements to legalize all what is agreed in this instrument. FOURTH TRANSITORY ARTICLE: Likewise, hereby its expressly granted to Mr. MAURICIO ALEJANDRO LÓPEZ LASTRA; Mrs. MARÍA IGNACIA MARTÍNEZ HURATDO; Mrs. MAGDALENA GONZÁLEZ BAWLITZA; Mr. MAXIMILIANO JOSÉ ROJAS CONEJERO; Mr. JAVIER ALEJANDRO HORMAZÁBAL CAMPUSANO; and Mrs. ITANIA VILLALÓN QUIROZ, all of them previously individualized, so that acting separately and indistinctly, any of them, they may represent the company, being able to perform any necessary procedure or presentation, in name of the company, in order to permit is start-up, specially before the Internal Revenue Service so any of them indistinctly may represent, in all kind of formalities, obtaining the Tax Payer Number of the company, obtaining the internet password, declaration of commencement of activities, report amendments, simple or complex, being able to present and sign all kind of request, withraws, forms, declarations and documents needed by the such Service, even the mandatory ones and amend or give up to them, pay and collect tax returns. LEGAL CAPACITY.- The legal capacity of Mr. TASMAN BARRY DYKES to represent EMECO HOLDING LIMITED, is recorded by means of public deed, notarized at the Notary Public’s Office of Santiago of Mr. Iván Torrealba Acevedo, on December 29, 2014, under repertoire number 21,803. In witness thereof and having read the foregoing, the parties hereunder sign. A copy is granted. It is left testimony that the present deed is recorded in the Repertoire under the aforementioned number. I attest.- Editor attorney: Mauricio Carloza Carmona.

TASMAN BARRY DYKES

pp. EMECO HOLDINGS LIMITED